Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cynthia Cruz 1-877-783-9700, ext. 1134 ccruz@valortelecom.com

VALOR Telecom and Communications Workers of America
Reach New Labor Agreement
Union Membership Ratifies Contract

IRVING, Texas, May 2, 2005 – VALOR Telecom and Communications Workers of America (CWA) announced today that an agreement on a new, three-year collective bargaining agreement has been ratified by the membership of Locals 6171 and 7019.

Negotiations began Jan. 31, with the existing collective bargaining agreement expiring Feb. 28. Until today, when the ratification was announced, the 2002 collective bargaining agreement had been extended while both parties continued negotiations.

The agreement affects approximately 800 bargaining unit employees in VALOR’s New Mexico, Oklahoma and Texas operations and call centers. The effective date for the new contract is March 1, 2005, through Feb. 28, 2008.

“We are pleased that the union membership has ratified the agreement. This is a significant accomplishment for the company and our employees,” said Jack Mueller, president and chief executive officer, VALOR Telecom. “The new contract provides a solid wage and benefits package. At the same time, it will position us to continue delivering outstanding service for our customers and value to our shareholders.”

About VALOR Telecom
VALOR Telecom, a subsidiary of VALOR Communications Group, Inc. (NYSE:VCG), is an Incumbent Local Exchange Carrier and one of the largest providers of telecommunications services in primarily rural communities in Texas, Oklahoma, New Mexico and Arkansas. In addition to local telephone service, we offer our business and residential customers a wide range of telecommunications services, including unlimited nationwide long distance, bundled calling plans, directory and online yellow pages, high-speed DSL, Internet access service, telephone equipment, data solutions, calling features and more. Formed in 2000, VALOR is based in Irving, Texas. For more information, visit www.valortelecom.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding VALOR Communications Group’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock.

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